Exhibit 8(a)
DEWEY BALLANTINE LLP
975 F STREET, N.W.
WASHINGTON, D.C. 20004-1405
TEL 202 862-1000 FAX 202 862-1093
March 20, 2007
PPL Capital Funding, Inc.
Two North Ninth Street
Allentown, PA 18101-1179
Ladies and Gentlemen:
          Re: PPL Capital Funding Inc., 2007 Series A Junior Subordinated Notes due 2067
          We have acted as counsel to PPL Capital Funding, Inc., a Delaware corporation (“PPL Capital Funding”), and PPL Corporation, a Pennsylvania corporation (“PPL Corporation”), in connection with the Registration Statement filed on March 20, 2006, as amended by Post-Effective Amendment No. 1 thereto filed on March 9, 2007 (the “Registration Statement”), including the Prospectus, dated March 9, 2007, as supplemented by the Prospectus Supplement dated March 16, 2007 (the “Prospectus”), for the purpose of offering $500,000,000 principal amount of 2007 Series A Junior Subordinated Notes (the “Notes”) due 2067.
          In connection with this opinion, we have examined the Subordinated Indenture dated as of March 1, 2007, the Supplemental Indenture No. 1 thereto and the Officers’ Certificate of PPL Capital Funding and PPL Corporation establishing the terms of the Notes (collectively, the “Indenture”) among PPL Capital Funding, PPL Corporation and The Bank of New York, the form of Note attached as an exhibit to the Indenture, the Prospectus and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.
          In our examination, we have assumed that (i) the statements concerning the issuance of the Notes contained in the Prospectus are true, correct and complete, (ii) the terms of the documents referred to in the preceding paragraph will be complied with, (iii) certain factual representations made to us by PPL Capital Funding and PPL Corporation are true, correct and complete, and (iv) the factual representations made in the Prospectus “to the best knowledge of,” in the “belief” of, or similarly qualified are true, correct and complete without such qualification. If any of the above described
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assumptions are untrue for any reason or if the issuance of the Notes is consummated in a manner that is inconsistent with the manner in which it is described in the Prospectus, our opinion as expressed below may be adversely affected and may not be relied upon.
          Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:
          (1) The Notes, assuming they are issued in accordance with the Prospectus, will have the federal income tax treatment described in the Prospectus.
          (2) We hereby adopt and confirm the information appearing under the caption “Certain United States Federal Income Tax Considerations” in the Prospectus and confirm that it represents our opinion with respect to the matters discussed therein.
          This opinion is furnished by us as counsel to the PPL Capital Funding and PPL Corporation. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Dewey Ballantine LLP as tax counsel in the Registration Statement and the related Prospectus under the headings “Certain United States Federal Income Tax Considerations”.

Very truly yours,

/s/ Dewey Ballantine LLP